Exhibit 32.1

SIGNATURES

In accordance with Section 13 or 15 (d) of the Exchange Act, the registrant caused this Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized and based on our knowledge and belief that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

MVB Financial Corp.

By:	/s/ Larry F. Mazza	/s/ Donald T. Robinson
	Larry F. Mazza President, CEO and Director (Principal Executive Officer)	Donald T. Robinson Executive Vice President & CFO (Principal Financial and Accounting Officer)

Date: March 9, 2016		Date: March 9, 2016